Exhibit 16.1

October 26, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen,

We have read the statements made by Freehold Properties, Inc., included in its Registration Statement on Form S-11 under the caption “Change in Independent Registered Public Accounting Firm,” and we agree with such statements insofar as they relate to our Firm.

Sincerely,

/s/ BDO USA, LLP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.